EXHIBIT 99.1

Wits Basin Executes $45 Million Letter of Intent
with London Mining

MINNEAPOLIS — (BUSINESS WIRE) — Wits Basin Precious Minerals Inc. (OTCBB: WITM) announced today that London Mining Plc, a leading international mining and development company for the steel industry, has agreed in principle, subject to due diligence and finalization of definitive documentation, to become a 50/50 joint venture partner for the Company’s iron ore project located near Maanshan, Anhui Province in the People’s Republic of China.

Under the terms of the agreement, London Mining would provide US$45,000,000 in exchange for a 50 per cent equity interest in the project. London Mining would have appropriate board representation as well as customary and expected ownership rights in the joint venture. Following completion of acceptable due diligence the parties believe they can close the transaction within six weeks.

“We are thrilled to be able to finance this revenue-producing and cash flow-positive project with London Mining” commented Wits Basin CEO Stephen D. King. “London Mining has focus on and expertise in the iron ore industry and we are excited to be uniquely positioned in acquiring this proven China-based iron ore business. Based on current iron ore spot pricing and the drill-indicated resources, we believe this project will be cash-flow positive in excess of US$30 million in the first twelve months of operation.”

Burnham Securities Inc. and Broadband Capital of New York City are acting as the investment advisors for Wits Basin for this transaction.

About London Mining Plc

London Mining Plc is incorporated and registered in the United Kingdom and is developing mines to supply the global steel industry. London Mining has iron ore and coal mining development projects located in Saudi Arabia, Greenland, South Africa, Sierra Leone, and Mexico. It has total iron ore resources of 1.3 billion tonnes containing an estimated 459 metric tonnes of iron. In 2007, London Mining raised over US$185 million to advance iron ore production from its projects. Just recently, London Mining sold its Brazilian operation to Arcelor Mittal for US$810 million and announced a return to shareholders of US$427 million with the balance of funds received allocated to existing and new projects.

London Mining is listed on the Oslo Axess, a marketplace regulated by the Oslo Stock Exchange. The company trades under the Reuters symbol LOND.OL and Bloomberg symbol LOND:NO. For more information about the company and its operations, please visit their website at www.londonmining.co.uk.

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Wits Basin Executes $45 Million LOI with London Mining	Page 2

About Wits Basin Precious Minerals Inc.: Wits Basin is a minerals exploration and development company holding interests in three exploration projects and currently does not claim to have any mineral reserves on any project. Its common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors: Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:
Wits Basin Precious Minerals Inc.
Chairman H. Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz